Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 29, 2011, on our audit of the financial statements of Two Rivers Water Company as of December 31, 2010, which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011.

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Denver, Colorado

August 23, 2011